UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 9, 2026

SOLAREDGE TECHNOLOGIES, INC
(Exact name of registrant as specified in its charter)

Delaware	001-36894	20-5338862
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Hamada Street, Herziliya Pituach, Israel	4673335
(Address of Principal executive offices)	(Zip Code)

Registrant’s Telephone number, including area code: 972 (9) 957-6620

Not Applicable
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SEDG	Nasdaq (Global Select Market)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2026, on that day Mr. Asaf Alperovitz, our Chief Financial Officer, notified SolarEdge Technologies, Inc. (the “Company”) of his intent to step down from his role as Chief Financial Officer to pursue another professional opportunity outside of the industry. As approved by the Board of Directors of the Company (the “Board” or “Board of Directors”) on May 9, 2026, Mr. Alperovitz will cease to serve as Chief Financial Officer effective May 31, 2026, and will remain with the Company in a transitional capacity through June 9, 2026, to support an orderly transition of responsibilities.

On May 9, 2026, the Board of Directors of the Company appointed Mr. Maoz Sigron, as the Chief Financial Officer of the Company (“CFO”), effective as of May 31, 2026. In his role as CFO, Mr. Sigron will also act as the Company’s principal accounting officer (“PAO”).

Mr. Sigron, 48, has over 20 years of financial and operational experience across global organizations, with a strong track record in governance, M&A, capital markets, budgeting and operational discipline in companies listed on the Nasdaq Stock Market (“Nasdaq”) and the Tel Aviv Stock Exchange (“TASE”). Most recently, between 2018 and 2024, he served as Chief Financial Officer of Perion Network Ltd. (Nasdaq & TASE: PERI) (“Perion”), and from 2024 to 2025 he served as Chief Operating Officer of Perion. Earlier in his career, Mr. Sigron held senior finance leadership positions at Allot Ltd. (Nasdaq and TASE: ALLT), Tnuva Food Industries Ltd., and Stratasys Ltd. (Nasdaq: SSYS). Throughout his career, Mr. Sigron has succeeded in driving strategic business transformation, raising capital on NASDAQ through equity offerings, directing M&A processes for several strategic acquisitions, achieving substantial operational efficiencies, and supporting complex, multi-market operations. He holds a BA in Accounting and Business Management from The College of Management Academic Studies.

In connection with his appointment as CFO, on May 10, 2026, Mr. Sigron entered into an employment agreement, pursuant to which he will receive: (i) a salary of 130,000 NIS per month (subject to a 10% reduction until certain Company financial performance goals are met), (ii) a target annual bonus of 75% of his non-reduced annual base salary, pro-rated for the initial year of employment, (iii) an initial equity grant of (a) restricted stock units with a value of approximately $700,000, vesting as to 25% on May 31, 2027, and in 12 quarterly installments thereafter, and (b) performance stock units (“PSUs”) with a target value of approximately $700,000, which will vest up to 200% of target following the three-year performance period ending in January 2029, based on the Company’s total shareholder return (“TSR”) compared to the TSR of  companies listed in the Solar Index, and (iv) participation in the Company’s benefit plans and perquisites available to similarly situated executives, including participation in a manager’s insurance policy in accordance with Israeli law. The employment agreement also provides for a 90-day termination notice in the event of a termination without Cause (as defined therein). In addition, in the event of a termination of Mr. Sigron’s employment by the Company without Cause or by Mr. Sigron for Justifiable Reason (as defined therein), in each case, within 12 months of a Change of Control (as defined therein), all outstanding equity awards held by Mr. Sigron will be fully accelerated.

Mr. Sigron was not appointed pursuant to any arrangement or understanding with any other person. Mr. Sigron does not have any family relationships with any director or executive officer of the Company, and there are no transactions where the Company is a participant and in which Mr. Sigron has a direct or indirect material interest requiring disclosure under Item 404(a) of Regulation S-K. Mr. Sigron will also enter into a standard indemnification agreement with the Company, which was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 7, 2023.

Item 7.01.	Regulation FD Disclosure.

On May 11, 2026, the Company issued a press release announcing the appointment of Mr. Sigron as CFO. A copy of the press release is attached as Exhibit 99.1 hereto.

The information being furnished pursuant to Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liability of that section, and shall not be incorporated by reference into any other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description
Exhibit 99.1	Press Release dated May 11, 2026
Exhibit 104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAREDGE TECHNOLOGIES, INC.

Date: May 11, 2026	By: /s/ Dalia Litay
Name: Dalia Litay Title: Chief Legal Officer